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                            AMENDMENT NO. 2 TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AMENDMENT NO. 2 (this "AMENDMENT") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 30, 1998, among HOLLYWOOD ENTERTAINMENT CORPORATION, a corporation organized and existing under the laws of the State of Oregon ("PARENT"), R ACQUISITION, INC., a corporation organized and existing under the laws of the State of Delaware and a direct wholly owned subsidiary of Parent ("MERGER SUB"), and REEL.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), as amended September 3, 1998 (the "MERGER AGREEMENT," capitalized terms used but not otherwise defined herein are used herein as therein defined), is made as of this 14th day of September, 1998 , by and among Parent, Merger Sub and the Company.

                                W I T N E S S E T H:

     WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement as provided herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreement set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     SECTION 1. AMENDMENTS TO MERGER AGREEMENT. The Merger Agreement is hereby amended as follows:

            (a) Section 1.01 of the Merger Agreement is hereby amended by inserting the following sentence in Section 1.01 after the sentence beginning with "`NNM'" and before the sentence beginning with "`OTHER TRANSACTION'":

            ""OREGON CORPORATION ACT" shall mean the Business Corporation Act of the State of Oregon."

            (b) Section 2.01 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

            "SECTION 2.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Act and the Oregon Corporation Act, at the Effective Time, the Company shall be merged with and into Parent. As a result of the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation of the Merger (the "Surviving Corporation")."

            (c) Section 2.03 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

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            "SECTION 2.03  EFFECTIVE TIME.  At the time of the Closing, the parties shall cause the Merger to be consummated by filing (i) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of, the Business Corporation Act and (ii) an articles of merger (the "Articles of Merger") with the Secretary of State of Oregon in such form as required by, and executed in accordance with, relevant provisions of the Oregon Corporation Act (the date and time of the later of such filings, or such later time as may be agreed to by the parties hereto and specified in the Certificates of Merger and the Articles of Merger, being the "Effective Time")."

            (d) Section 2.04 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

            "SECTION 2.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Business Corporation Act and the Oregon Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Parent shall become the debts, liabilities and duties of the Surviving Corporation."

            (e) Section 2.05 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

            "SECTION 2.05 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

                  (a) the articles of incorporation and bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such articles of incorporation or bylaws;

                  (b) the officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

                  (c) the directors of Parent immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; provided that Parent shall comply with Section 7.07."

            (f) Section 3.01(a) is hereby amended and restated in its entirety as follows:

             "(a) CAPITAL STOCK OF PARENT. Each issued and outstanding share of Parent Common Stock shall remain issued and outstanding and each shares of Parent Common Stock held in treasury of Parent shall remain in treasury.

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             (g)     Sections 3.01(c)(i), and 3.02(e) of the Merger Agreement
       are hereby amended by deleting the dollar amount "$29,849,500" and inserting in lieu thereof the dollar amount "$29,805,125."

             (h)     Sections 3.01(c)(ii), 3.02(f), 3.06(a) and 3.06(b) of
       the Merger Agreement are hereby amended by deleting the numeral ".537608239" and inserting in lieu thereof the numeral "0.536704588."

             (i) Article VI of the Merger Agreement is hereby amended by adding the following Section 6.13 immediately following Section 6.12 thereof:

             "SECTION 6.13 ACCOUNTING OF MERGER. The parties stipulate that the value of goodwill and going concern value is not less than 50% of the total value of the Company's assets. The parties further stipulate that the value of inventory, copyrights, and other property the sale of which would produce ordinary income to the Company or its founder is not more than 15% of the net worth of the Company (as defined in Section 341(e)(7) of the Code). The parties agree that they will report the Merger for financial accounting purposes consistent with such valuations."

             (j) Section 7.03 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

             "SECTION 7.03 DIRECTORS' AND OFFICERS' INDEMNIFICATION. From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of the Company (the "Surviving Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its charter documents (each as in effect on the date hereof) to indemnify such Surviving Indemnified Parties."

       SECTION 2.   Representations and Warranties.

       (a) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that: (i) the Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger
Agreement as amended hereby and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action; (iii) this Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

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       (b)     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: (i) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action; (iii) this Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

       SECTION 3. EFFECT ON MERGER AGREEMENT. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

       SECTION 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONTRACT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING DELAWARE LAW).

       SECTION 5. COUNTERPARTS. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      HOLLYWOOD ENTERTAINMENT CORPORATION


                                      By:
                                          ------------------------------------
                                          Name:     Donald J. Ekman
                                          Title:    Senior Vice President and
                                                    General Counsel

                                     R ACQUISITION, INC.


                                      By:
                                          ------------------------------------
                                          Name:     Donald J. Ekman
                                          Title:    Secretary

                                      REEL.COM, INC.


                                      By:
                                          ------------------------------------
                                          Name:     Julie Wainwright
                                          Title:    Chief Executive Officer

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